OrthoPediatrics Corp. Reports Third Quarter 2018 Financial Results

Third Quarter 2018 Revenue Increased 27.8% Year-over-Year to $15.8 Million

Full Year 2018 Revenue Growth Guidance Increased to a Range of 25.0% to 25.5%

WARSAW, Indiana, October 31, 2018 — OrthoPediatrics Corp. (NASDAQ: KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, today announced financial results for the third quarter ended September 30, 2018, and increased revenue guidance for full year 2018.

Third Quarter & Recent Highlights

•	Increased total revenue to $15.8 million for third quarter 2018, up 27.8% from $12.4 million in third quarter 2017

•	Deployed $2.3 million of consignment sets during the third quarter 2018

•	Converted Canada to sales agency model

•	Fully launched Pediatric Nailing Platform | FEMUR and announced expanded indications for FIREFLY® Pedicle Screw Navigation Guides, patient-specific, 3D printed guides, in July

•	Received FDA 510(k) clearance for 26th surgical system, RESPONSE 4.5/5.0mm System, to treat smaller stature, younger patients with complex scoliosis in October

•	Increased revenue growth guidance to a range of 25.0% to 25.5% and investment in consignment sets to $12.0 million for full year 2018

Mark Throdahl, Chief Executive Officer of OrthoPediatrics, stated, “Our strong performance represents another consecutive quarter of record revenues, driven by continued strength across all segments of our business. In the third quarter, we further consolidated our leading position in pediatric orthopedics with particularly strong domestic sales, led by our U.S. scoliosis business and reflecting the initial benefits from increased investment in consigned sets. With the additional $2.3 million of set deployment during the quarter, we continue to address the robust demand for our surgical systems. Furthermore, our demonstrated ability to develop a consistent cadence of innovative products provides further expansion opportunities. We are very pleased with our steady execution that led to another quarter of outperformance and supports our increased guidance for the full year.”

Third Quarter 2018 Financial Results
Total revenue for the third quarter 2018 was $15.8 million, representing 27.8% growth, compared to total revenue of $12.4 million for the third quarter 2017. U.S. revenue for the third quarter of 2018 increased 30.0% to $12.4 million, compared to $9.6 million for the same period last year, and represented 78.5% of total revenue. International revenue increased 20.6% to $3.4 million, compared to $2.8 million for the same period last year and represented 21.5% of total revenue.

Trauma and Deformity revenue for third quarter 2018 increased 21.0% to $10.6 million compared to $8.7 million for the same period last year. Scoliosis revenue increased 52.4% to $5.0 million compared to $3.3 million for the third quarter 2017. Sports Medicine/Other revenue for the third quarter of 2018 decreased 33.2% to $0.2 million compared to $0.3 million for the same period last year.

Gross profit for the third quarter of 2018 was $12.0 million, a 26.2% increase compared to $9.5 million for the same period last year. Gross profit margin for the third quarter of 2018 was 75.7%, compared to 76.7% for the same period last year due to lower international margins.

Total operating expenses for the third quarter of 2018 were $13.1 million, a 28.3% increase compared to $10.2 million for the same period last year. The increase in operating expenses was driven by a 26.9% increase in sales and marketing, including higher commissions, and unusually higher, non-recurring professional fees associated with legal expense. Operating loss for the quarter increased to ($1.2) million from ($0.8) million for the same period last year.

Net interest expense for the third quarter of 2018 was $0.6 million, a 20.1% decrease compared to $0.8 million for the same period last year.

Net loss attributable to common stock holders for the period was ($1.9) million, compared to ($3.0) million for the third quarter of 2017. Net loss per share attributable to common stockholders for the third quarter of 2018 was ($0.15) per basic and diluted share compared to ($1.70) per basic and diluted share for the same period prior year.

Adjusted EBITDA for the third quarter of 2018 was $1.0 million as compared to $0.3 million for the third quarter of 2017. The change was primarily driven by the significant increase in revenue. See below for additional information and a reconciliation of non-GAAP financial information.

The weighted average number of diluted shares outstanding as of September 30, 2018 was 12,624,858 shares.

In the third quarter of 2018, our independent sales agencies in the United States employed 86 full-time equivalent sales representatives specifically focused on pediatrics.

Purchases of property and equipment during the third quarter of 2018 were essentially flat at $1.1 million, when compared to the same period last year, reflecting the deployment of consigned sets that included procedure specific implants, instruments and cases and trays. Including the implants, $2.3 million of consigned sets were deployed during the third quarter of 2018. This compared to $2.2 million during the third quarter of 2017 most of which were international set sales due to the conversion to an agency model from a stocking distributor in select markets.

As of September 30, 2018, cash and cash equivalents were $24.5 million, compared to $26.5 million as of June 30, 2018, and the Company had approximately $25.4 million in total outstanding indebtedness, including $3.9 million outstanding under the revolving credit facility.

Full Year 2018 Financial Guidance
OrthoPediatrics is updating financial guidance for the full year 2018, as follows:

•	Revenue growth in a range of 25.0% to 25.5%, up from prior guidance of 23% to 24%.

•	Consigned set investments of approximately $12.0 million, up from prior guidance of $11.0 million.

Conference Call
OrthoPediatrics will host a conference call on Thursday, November 1, 2018, at 8:00 a.m. ET to discuss the results. The dial-in numbers are (855) 289-4603 for domestic callers and (614) 999-9389 for international callers. The conference ID number is 6099725. A live webcast of the conference call will be available online from the investor relations page of the OrthoPediatrics’ corporate website at www.orthopediatrics.com.

A replay of the webcast will remain available on OrthoPediatrics’ website, www.orthopediatrics.com, until the Company releases its full year 2018 financial results. In addition, a telephonic replay of the call will be available until November 8, 2018. The replay dial-in numbers are (855) 859-2046 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 6099725.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 15, 2018. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net loss, plus interest expense (income), net plus other expense (income), depreciation and amortization, stock-based compensation expense, accelerated vesting of restricted stock upon our IPO, public company costs and initial public offering costs. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the metric as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain a reconciliation of Net Loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 25 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 38 countries outside the United States.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	September 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash	$24,463	$42,582
Accounts receivable - trade, less allowance for doubtful accounts of
$131 and $143, respectively	9,456	5,603
Inventories, net	26,646	19,498
Inventories held by international distributors, net	234	1,047
Prepaid expenses and other current assets	1,045	831
Total current assets	61,844	69,561

Property and equipment, net	12,774	10,391

Other assets:
Amortizable intangible assets, net	2,000	2,089
Other intangible assets	260	260
Total other assets	2,260	2,349

Total assets	$76,878	$82,301

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$5,903	$5,495
Accrued compensation and benefits	3,302	2,905
Current portion of long-term debt with affiliate	117	113
Other current liabilities	1,594	954
Total current liabilities	10,916	9,467
Long-term liabilities:
Long-term debt with affiliate, net of current portion	21,330	21,418
Revolving credit facility with affiliate	3,947	3,921
Total long-term liabilities	25,277	25,339

Total liabilities	36,193	34,806

Commitments and contingencies

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized;
12,807,520 shares and 12,621,781 shares issued and outstanding as
of September 30, 2018 (unaudited) and December 31, 2017	2	2
Additional paid-in capital	153,649	150,424
Accumulated deficit	(112,623)	(103,066)
Accumulated other comprehensive income	(343)	135
Total stockholders' equity	40,685	47,495

Total liabilities and stockholders' equity	$76,878	$82,301

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenue	$15,820	$12,375	$42,991	$33,939
Cost of revenue	3,843	2,884	10,825	8,321
Gross profit	11,977	9,491	32,166	25,618
Operating expenses:
Sales and marketing	7,150	5,633	20,005	15,122
General and administrative	4,877	3,487	16,393	10,282
Research and development	1,122	1,127	3,455	2,482
Total operating expenses	13,149	10,247	39,853	27,886
Operating loss	(1,172)	(756)	(7,687)	(2,268)
Other expenses:
Interest expense	608	761	1,722	1,857
Other expense (income)	85	20	148	(38)
Total other expenses	693	781	1,870	1,819

Net loss	$(1,865)	$(1,537)	$(9,557)	$(4,087)
Net loss attributable to common stockholders	$(1,865)	$(3,021)	$(9,557)	$(8,451)
Weighted average common shares - basic and diluted	12,624,858	1,773,385	12,417,972	1,754,576
Net loss per share attributable to common stockholders - basic and diluted	$(0.15)	$(1.70)	$(0.77)	$(4.82)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	For the Nine Months Ended September 30,
	2018	2017
OPERATING ACTIVITIES
Net loss	$(9,557)	$(4,087)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,177	1,748
Stock-based compensation	2,899	1,081
Changes in certain current assets and liabilities:
Accounts receivable - trade	(4,077)	(1,588)
Inventories	(6,087)	(3,276)
Inventories held by international distributors	813	345
Prepaid expenses and other current assets	(214)	(382)
Accounts payable - trade	408	1,559
Accrued expenses and other liabilities	798	513
Other	(15)	193
Net cash used in operating activities	(12,855)	(3,894)

INVESTING ACTIVITIES
Purchases of licenses	(195)	(1,337)
Purchases of property and equipment	(5,311)	(3,949)
Net cash used in investing activities	(5,506)	(5,286)

FINANCING ACTIVITIES
Proceeds from issuance of debt with affiliate	-	10,139
Payments on mortgage notes	(84)	(80)
Proceeds from exercise of stock options	326	-
Payments of deferred offering costs	-	(250)
Net cash provided by financing activities	242	9,809

NET INCREASE (DECREASE) IN CASH	(18,119)	629

Cash, beginning of year	42,582	1,609
Cash, end of period	$24,463	$2,238

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$1,722	$1,856
Accretion of redeemable convertible preferred stock	$ -	$4,364
Transfer of instruments from property and equipment to inventory	$1,061	$1,196

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by geographic location:	2018	2017	2018	2017
U.S.	$12,421	$9,556	$32,532	$26,085
International	3,399	2,819	10,459	7,854
Total	$15,820	$12,375	$42,991	$33,939

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by category:	2018	2017	2018	2017
Trauma and deformity	$10,562	$8,730	$29,545	$24,339
Scoliosis	5,027	3,299	12,609	8,652
Sports medicine/other	231	346	837	948
Total	$15,820	$12,375	$42,991	$33,939

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Loss	$(1,865)	$(1,537)	$(9,557)	$(4,087)
Interest expense, net	608	761	1,722	1,856
Other expense	85	20	148	(38)
Depreciation and amortization	777	656	2,177	1,748
Stock-based compensation	594	394	1,239	1,121
Accelerated vesting of restricted stock upon our IPO	-	-	1,986	-
Public company costs	340	-	1,014	-
Non-recurring professional services fees	473	-	2,241	-
Adjusted EBITDA	$1,012	$294	$970	$600